                                  EXHIBIT 4.3



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

                              SECOND AMENDMENT TO
                           THE ADOPTION AGREEMENT TO
                     SANDY SPRING BANCORP CASH AND DEFERRED
                         PROFIT SHARING PLAN AND TRUST


This SECOND AMENDMENT, made and executed at Olney, Maryland on the 18th day of October, 1993, but to be effective as of January 1, 1994, by and between SANDY SPRING BANCORP, a corporation organized and existing under the laws of the state of Maryland (hereinafter referred to as "Employer"), and SANDY SPRING NATIONAL BANK OF MARYLAND (hereinafter referred to as "Trustee").

                                  WITNESSETH:

WHEREAS, the Employer established a Profit Sharing Plan and Trust effective January 1, 1982, known as the Sandy Spring National Bank and Savings Institution Cash and Deferred Profit Sharing Plan and Trust (hereinafter referred to as the "Plan") in recognition of the contribution made to its successful operation by its employees and for the exclusive benefit of its eligible employees; and

WHEREAS, under the terms of the Plan, the Employer has the ability to amend the Plan, provided the Trustee joins in such amendment if the provisions of the Plan affecting the Trustee are amended; and

WHEREAS, it is now desired to amend said Plan in certain respects.

NOW, THEREFORE, the Employer and the Trustee do hereby amend the Plan as follows:

1. Adoption Amendment Section 1.29, Service for Predecessor Employer, shall be amended to read as follows:

          "1.29 SERVICE FOR PREDECESSOR EMPLOYER.  In addition to the
           -------------------------------------
     predecessor service the Plan must credit by reason of Section 1.29 of the Plan, the Plan credits Service with the following predecessor employer(s):

     First Montgomery Bank.  Service with the designated predecessor employer(s)
     ---------------------
     applies: (Choose at least one of (a) or (b); (c) is available only in addition to (a) or (b)).


[ ]               (a)   For purposes of participation under Article II.

[x]               (b)  For purposes of vesting under Article V.

[ ]               (c)  Except the following Service:_________________________."



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2.   Adoption Agreement Section 2.01(f), Plan Entry Date, shall be amended to read as follows:

     "[x] (f) (Specify entry dates)  The first day of the month next following
                                     -----------------------------------------
          the date the Employee meets the eligibility requirements.  Employees
          --------------------------------------------------------------------
          employed by First Montgomery Bank as of the date of acquisition by
          ------------------------------------------------------------------
          Sandy Spring Bancorp shall enter the Plan on January 1, 1994."
          --------------------------------------------------------------

All other provisions of said Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Employer and the Trustee have executed this Second Amendment on the day and year first above written.

                                    SANDY SPRING BANCORP



                              By:  /s/ Thomas O. Keech, Vice Pres. & Treas.
_________________________        ---------------------------------------------
Witness

                                    SANDY SPRING NATIONAL BANK
                                    OF MARYLAND



                              By:  /s/ James R. Farmer
__________________________       ---------------------------------------------
Witness




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